License No. 101285577

Business License

(Duplicate) (1-1)

Registration Number: 110105017897740

Enterprise Name: Ding Zhi Tai Da Investment Management (Beijing) Co. Ltd.

Type of Enterprise: Limited Liability Company (Natural Person Investment or Holding)

Address: Unit 13-14, 1501, Unit 1, Building 1, No. 1, Middle Road of East Third Ring Road, Chaoyang District, Beijing City

Legal Representative: Lin Jianxin

Registered Capital: RMB 150,000,000 yuan

Date of Establishment: September 16th, 2014

Validity Term: From September 16th 2014 to September 15th, 2034

Scope of operation: Investment management, investment consulting, enterprise management consulting; business planning; economic and trade consultation; hosting exhibition display; education consultation (not including overseas study advisory and intermediary services); financial advisory (not including audit, verification, evaluation, accounting consultation, accounting agent services which need special approval, issuing of financial statement and audit report, capital verification report, appraisal report and other written materials); Translation service; import and export of technology; import and export agency; import and export of goods. (i, shall not raise funds publicly; ii, shall not publicly trade security products and financial derivative products; iii, shall not grant loans; iv, shall not provide guarantees to enterprises other than the ones invested by the company; v, shall not make promise to investors indicating that the principal capital invested is free from any loss, or that the investment made could achieve certain minimum profit. Enterprises shall choose the operation activities according to relative laws. Business requiring government approval can only be carried out when such approval from relevant department is obtained.)

Register Institution: Chaoyang Branch of Beijing Administration for Industry and Commerce
(seal)

June 30th, 2015